Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 27, 2012, with respect to the 2011 consolidated financial statements included in the Annual Report of GigOptix, Inc. on Form 10-K for the year ended December 31, 2012.  We hereby consent to the incorporation by reference of said report in the Registration Statements of GigOptix, Inc. on Forms S-8 (File No. 333-153362, effective March 20, 2009; File No. 333-157291, effective February 12, 2009; File No. 333-164742, effective February 5, 2010; and File 333-171947, effective January 28, 2011; File No. 333-179070, effective January 18, 2012) and Form S-3 (File No. 333-182070 effective June 12, 2012).

/S/ GRANT THORNTON LLP

San Francisco, California

March 25, 2013